FOR IMMEDIATE RELEASE

SBCO DBA Select Business and Corporation Opportunities, Inc. files Form N-54A

LAS VEGAS, NV -- (GlobeNewsWire)

 -- 07/05/2012 -- The Small Business Company, (symbol SBCO.PK)-

  DBA - Select Business and Corporation Opportunities Inc., a Business Development Incubator, announces the filing of Form N-54A on July 2, 2012.  With the filing of this form, the company agrees to be subject to sections 55 through 64 of The Investment Company Act of 1940.

In addition, in an effort to accomplish the tasks of public disclosure of former financials now in the finishing stages of audit, the company will file an 8-K .  The 8-K will contain management's restatement of financials through June 30, 2011.

Seale and Beers, the company's new auditors have taken over the dysfunctional public company audit practice which left SBCO's financials in non-compliance.  The former company left all of its clients with severe regulatory challenges.  Seale and Beers, has worked with the PCAOB to make the practice fully compliant with federal laws and regulations.  The PCAOB's "favorable determination on rule 4009 submissions"letter is online at

http://tinyurl.com/7cgrj49.

About The Small Business Company

The Small Business Company is a corporation registered in the State of Delaware. SBCO became a fully reporting public company through the filing of a 10SB in late 2006 and began trading on the OTC pink sheets in January 2007. The Small Business Company’s strong leadership and vast knowledge and experience will enable the company to be successful in obtaining low risk high growth companies.

Safe Harbor

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "ACT"). In particular, when used in the preceding discussion, the words "estimated," "believe," "optimistic," "expect," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the ACT and are subject to risks and uncertainties, and actual results could differ materially from those expressed in forward-looking statements. Such risks and uncertainties include, but are not limited to, unfavorable market conditions, increased competition, limited working capital, and failure to implement business strategies, actions by regulatory agencies, and other risks.

Contact Investor Relations at:

Info@SBCOSelect.com

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